Exhibit 5.3

Davies Ward Phillips & Vineberg LLP
44th Floor 1 First Canadian Place Toronto Canada M5X 1B1	Tel 416 863 0900 Fax 416 863 0871 www.dwpv.com

February 9, 2006

Barrick Gold Corporation
BCE Place, Canada Trust Tower
Suite 3700,
161 Bay Street, P.O. Box 212
Toronto, Ontario
M5J 2S1

Ladies and Gentlemen:
Barrick Gold Corporation

We have acted as Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission on or about February 9, 2006 (the "Registration Statement") relating to the registration of 2,537,762 common shares ("Common Shares") of Barrick Gold Corporation, an Ontario corporation ("Barrick"), issuable upon the exercise of options (the "Options") granted pursuant to the Placer Dome Inc. 1987 Stock Option Plan and the Placer Dome Inc. 1993 Non-Employee Directors' Stock Option Plan (collectively the "Plans") in the manner set forth in the Registration Statement.

For the purposes of this opinion, we have reviewed an original or a copy of such corporate records of Barrick, such certificates of public officials and representatives of Barrick and such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below.

For the purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such documents and the genuineness of all signatures.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	Barrick is a corporation existing under the Business Corporations Act (Ontario).

2.
Upon the exercise of the Options and receipt by Barrick of payment in full for the Common Shares issuable upon such exercise, such Common Shares when sold as contemplated by the applicable Plan will be duly and validly issued as fully paid and non-assessable.

3.	Approval of the shareholders of Barrick is not required for the reservation by the board of directors of Barrick of the Common Shares issuable on the exercise of Options granted under the Plans.

We express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof. We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the United States Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

No member of our firm is a director or an officer of Barrick.

The opinions expressed above are provided exclusively for the benefit of Barrick and for use in connection with the filing of the Registration Statement. The opinions may not be used or relied on by any other person or for any other purpose without our prior written consent.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP